Exhibit 4(ii)

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.


                             [Date of Grant]

[Name of grantee]:


I am pleased to inform you that, pursuant to action taken by Sears, Roebuck and Co. (the "Company") under the 1994 Employees Stock Plan (the "Plan"), you were granted _______ common shares of the Company, which are restricted.

Your restricted shares may not be sold, transferred, pledged or otherwise assigned and shall, except to the extent exchangeable for unrestricted common shares of the Company as hereinafter provided, be automatically cancelled upon termination of your employment with the Company and its subsidiaries that are included in the Company's consolidated federal income tax return. Your restricted shares shall be exchangeable for unrestricted common shares of the Company and certificates shall be issued to you on ________.1 Prior to such accrual date, your restricted shares shall be exchangeable for unrestricted common shares of the Company and certificates shall be issued to you upon the occurrence of any of the following accrual events, subject to the provisions set forth below: (i) a Change of Control (as defined in Appendix A); (ii) death; (iii) total and permanent disability; (iv) normal retirement; or (v) early retirement with Company approval after attaining age 60; provided, however, that, if any accrual event shall occur less than six months after the date of grant of your restricted shares, your restricted shares shall become exchangeable for unrestricted common shares of the Company and certificates shall be issued to you at the end of such six months, but only if you are still employed by the Company or any of its subsidiaries.

In the event of a spin-off or other distribution of any assets of the Company or any subsidiary or all or any portion of the interest of the Company in any subsidiary to the shareholders of the Company (other than regular quarterly cash dividends), the Company may make such provision with respect to your rights as a holder of restricted shares under the Plan (including without limitation adjustments to the number of your restricted shares and limitations on your rights to receive any such distribution) as the Company may deem appropriate and equitable or in accordance with the purposes of the Plan and the grant of your restricted shares (including without limitation the termination and forfeiture of your restricted shares prior to the record date for any such distribution and the replacement of such terminated and forfeited


1.    Five years after the date of grant of the restricted shares.


restricted shares after such record date with a number of restricted shares adjusted to reflect the dilutive effects of such distribution).

Until your restricted shares become unrestricted as set forth above, no certificates for your restricted shares will be issued to you, and your restricted shares will be evidenced by certificates held by or on behalf of the Company, in book-entry form, or otherwise, as determined by the Company. As a holder of restricted shares, you are otherwise entitled to all the rights (including voting and dividend rights) of a holder of an equivalent number of unrestricted common shares of the Company.

Under existing laws and regulations, in general, the fair market value of the shares granted hereunder on the date such shares become exchangeable for unrestricted common shares of the Company will be subject to federal income tax at ordinary rates and to social security tax and their respective withholding requirements, and may be subject to state and local taxes and withholding requirements. The payment of all federal, state and local taxes is your personal responsibility.
However, the Company, at its discretion, may require you to deposit with it an amount equal to any required withholding. You may elect that all or any portion of any such withholding required to be deposited when the shares granted hereunder become exchangeable for unrestricted common shares of the Company shall be satisfied by having the Company withhold a portion of the whole shares granted hereunder, subject to the provisions set forth below. Such shares shall be valued at their fair market value on the date such shares become exchangeable for unrestricted common shares of the Company. The fair market value of common shares of the Company on any date shall be the mean (adjusted to the next higher full cent to eliminate any fractional cent) between the high and low prices per share for the Company's common shares as reported in a summary of composite transactions for stocks listed on the New York Stock Exchange on such date or, if the New York Stock Exchange is not open for trading on such date, the average of the means between the high and low prices per share for the Company's common shares, as so reported, on the nearest date before and the nearest date after such date on which the New York Stock Exchange is open for trading (adjusted to the next higher full cent to eliminate any fractional cent). In addition, if you are an officer of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, your election to have shares withheld to satisfy such tax withholding requirements may be subject to certain restrictions. Your Officers' Stock Manual will include a detailed explanation of these restrictions.

A summary explanation of the restricted stock program can be found in your Executive Compensation Binder. Questions regarding details of the program should be directed to David Wells, Acting Corporate Director, Compensation, of the Company.

                                    Sincerely,